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                                                                   EXHIBIT 10.24



                         EXECUTIVE EMPLOYMENT AGREEMENT


        This Executive Employment Agreement (the "Agreement") is entered into by and between DataWorks Corporation (the "Company"), a California corporation, and Stuart W. Clifton ("Executive"), effective as of December 19, 1997 ("Effective Date").

        WHEREAS, the Company desires to continue to employ Executive and to assure itself of the continued services of Executive, and Executive desires to be employed by the Company, under the terms and conditions herein, and

        WHEREAS, the Company and Executive desire to amend and restate the terms of Executive's existing Employment Agreement dated May 27, 1994 (the "Prior Agreement").

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. EMPLOYMENT BY THE COMPANY. The Company hereby employs Executive to render full-time services to the Company as its Chief Executive Officer and President. Executive shall have responsibilities, duties and authorities that are customarily associated with the position of Chief Executive Officer and President, and such other duties as mutually agreed upon by Executive and the Company.

        2. TERM OF EMPLOYMENT. The term of Executive's employment under this Agreement shall commence as of the Effective Date and shall end upon termination of this Agreement by either party in accordance with Section 4 (the "Term").

        3.      COMPENSATION.

                3.1 SALARY. The Company agrees to pay Executive compensation (including base salary, bonuses and equity compensation, if any) as determined by the Company's Board of Directors (the "Board") from time to time. As of January 1, 1998, Executive's annualized base salary ("Base Salary") shall be $325,000. In addition, Executive shall be entitled to an annual bonus based upon achievement of defined goals determined by the Board in good faith and set forth in the Company's annual bonus plan for senior executives. Executive's bonus target for 1998 shall be 100% of Base Salary subject to all other provisions of such bonus plan as so determined by the Board.

                3.2 STOCK OPTIONS. Executive acknowledges that on December 19, 1997 (the "Grant Date") Executive was granted a stock option (the "Option") under the Company's 1995 Equity Incentive Plan (the "Plan") in accordance with the following terms and evidenced by the Company's standard form of stock option agreement: (i) the Option shall be exercisable for 120,000 shares of the Company's Common Stock; (ii) the Option shall have a term of ten (10) years, measured from the date of grant, and shall have an exercise price equal to the "fair market value" per share of the Company's Common Stock on December 18, 1997, the day prior to the date of grant, as such term is defined in Section 2(l) of the Plan; (iii) subject to Section 4.4(b) below, the Option shares shall vest over a four (4)-year period measured from the date of grant;



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and (iv) the Option shall be an incentive stock option, as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted by the Code.

                3.3 BENEFITS. Executive shall be eligible to participate in any incentive plan, stock award plan, bonus, participation or extra compensation plan, pension, group health, disability and life insurance plan or other benefit programs which the Company provides for its executives generally.

        4. TERMINATION OF EMPLOYMENT. Subject to the following provisions of this Section 4, the Company and Executive shall have the right to terminate Executive's employment at any time for any reason whatsoever, with or without Cause (as defined below). The provisions of this Section 4 shall survive any termination of Executive's employment.

                4.1     COMPANY-INITIATED TERMINATION WITHOUT CAUSE.

                        (a) Subject to Section 4.4 below, in the event the Company terminates Executive's employment without Cause and subject to (i) the execution by Executive of the release attached hereto as Exhibit A and (ii) the expiration of the seven (7) day revocation period provided for in such release during which such release shall not have been revoked (collectively, the "Release Condition"), (A) Executive shall receive as severance an aggregate cash payment (the "Severance Amount") equal to the following: (x) 200% of Executive's then current Base Salary plus (y) 200% of the annual bonus most recently paid to Executive pursuant to the Company's bonus plan for senior executives, payable in equal monthly installments over the 12-month period following the date of termination; and (B) the Company shall pay, pursuant to COBRA, all costs associated with the continuation of coverage under the Company's group health plan(s) for the 12-month period following termination. Such continuing coverage shall provide for the same terms under which Executive, Executive's spouse, and Executive's dependents were covered immediately prior to termination. Executive's compensation and benefits shall otherwise cease as of such termination date.

                        (b) For purposes of this Agreement, "Cause" shall mean (a) willful breach or habitual neglect of Executive's duties hereunder and failure to remedy such breach or neglect within 30 days after written notice to Executive thereof, or (b) misconduct, including, but not limited to: (i) conviction of any felony or of any crime involving moral turpitude or dishonesty; (ii) participation in any fraud against the Company; (iii) Executive's repeated insubordination or refusal to comply with the reasonable request of the Board relating to the scope or performance of Executive's duties; or (iv) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates Executive's gross unfitness to serve.

                4.2 COMPANY-INITIATED TERMINATION FOR CAUSE. In the event Executive's employment is terminated by the Company or its successor at any time for Cause, Executive's compensation and benefits will in its entirety cease immediately, and Executive shall not be entitled to any severance benefits.

                4.3 EXECUTIVE-INITIATED VOLUNTARY TERMINATION. Executive may voluntarily terminate his employment with the Company or its successor at any time by giving the Board



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thirty 30 days' written notice. In the event Executive voluntarily terminates his employment with the Company or its successor, except as otherwise provided in Section 4.4 below, all of Executive's compensation and benefits will immediately and in their entirety cease as of the termination date. Executive acknowledges that he will not receive any severance pay or benefits upon such voluntary termination except as otherwise provided in Section 4.4.

                4.4     TERMINATION FOLLOWING CHANGE IN CONTROL.

                        (a) In the event that, at the time of or within twelve (12) months following the occurrence of a Change in Control (as defined below), (i) the Company or its successor terminates Executive's employment without Cause or (ii) Executive voluntarily terminates his employment for any reason or for no reason, then, in either case, in lieu of the provisions of Sections 4.1 and 4.3, the Company or its successor shall pay to Executive, in a single lump sum no later than thirty (30) days following such termination and subject to the Release Condition, the Severance Amount and shall in addition provide the other benefits provided for in Section 4.1(a) of this Agreement. Notwithstanding any other provision of this Agreement, in no event shall Executive receive total cash payments under this Article 4 exceeding the Severance Amount provided for in Section 4.1(a).

                        (b) In addition to any payments pursuant to Section 4.4(a) above, in the event that, at the time of or within twelve (12) months following the occurrence of a Change in Control which occurs more than one (1) year after the Effective Date, (i) the Company or its successor terminates Executive's employment without Cause or (ii) Executive voluntarily terminates his employment for any reason or for no reason, then, in either case, the vesting and exercisability of any and all options then owned by Executive to purchase shares of the Company's Common Stock shall immediately accelerate in full and become fully vested and exercisable otherwise in accordance with their terms.

                        (c) Except as set forth in this Section 4, Executive's compensation and benefits shall cease as of the date of any termination of Executive's employment with the Company.

                        (d) "Change in Control" means: (1) any merger, consolidation, recapitalization or similar transaction in which the holders of the Company's outstanding voting securities immediately prior to such transaction do not hold directly or indirectly at least 50% of the outstanding voting securities of the surviving entity; or (2) any sale of all or substantially all of the Company's assets.

                4.5 LOANS. In the event the Company or its successor terminates Executive's employment without Cause, any Loans (as defined in the Prior Agreement) outstanding, up to an aggregate principal amount not to exceed $198,000 and all accrued interest thereon, shall automatically be forgiven by the Company. In the event Executive's employment is terminated at any time for Cause, all Loans currently outstanding and all accrued interest thereon shall automatically become due and payable in full.



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                4.6     CERTAIN REDUCTIONS IN PAYMENTS.

                        (a) In the event that any payment received or to be received by Executive pursuant to this Agreement ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then, subject to the provisions of subsection (b) hereof, such Payment shall be reduced, if at all, to the largest amount which Executive, in his discretion, determines would result in maximizing Executive's net proceeds with respect to such Payment (after taking into account the payment of any Excise Tax imposed on such Payment). The determination by Executive of any required reduction pursuant to this subsection (a) shall be conclusive and binding upon the Company. The Company shall reduce a Payment in accordance with this subsection (a) only upon written notice by Executive indicating the amount of such reduction, if any. If the Internal Revenue Service (the "IRS") determines that a Payment is subject to the Excise Tax, then subsection (b) hereof shall apply, and the enforcement of subsection (b) shall be the exclusive remedy to the Company for a failure by Executive to reduce the Payment so that no portion thereof is subject to the Excise Tax.

                        (b) If, notwithstanding any reduction described in subsection (a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to pay back to the Company, within thirty (30) days after final IRS determination, an amount of such Payment(s) equal to the "Repayment Amount." The Repayment Amount with respect to such Payment(s) shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net proceeds with respect to such Payment(s) (after taking into account the payment of the Excise Tax imposed on such Payment(s)) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payment(s). If the Excise Tax is not eliminated pursuant to this subsection
(b), Executive shall pay the Excise Tax.

        5. NOTICES. Any notice which the Company is required or may desire to give to Executive shall be given by personal delivery, facsimile or registered or certified mail, return receipt requested, addressed to Executive at the address of record with the Company, or at such other place as Executive may from time to time designate in writing. Any notice which Executive is required or may desire to give to the Company hereunder shall be given by personal delivery, facsimile or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery, facsimile or mailing any such notice shall be deemed to be the date of delivery thereof.

        6. ARBITRATION. If a dispute arises between the Company and Executive relating to the interpretation or performance of this Agreement, the parties agree to hold a meeting, attended by individuals with decision-making authority, regarding the dispute to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If no such agreement can be reached within 90 days after such meeting (or, if no such meeting is held, within 30 days of the request of either party) any unresolved dispute shall be resolved by binding



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arbitration requested by either party hereto unless the dispute involves the amount of damage, loss or liability at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or the parties agree to arbitration. Such arbitration shall be conducted by three arbitrators in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as modified herein ("AAA"). The arbitrators shall be selected by mutual agreement of the parties or, failing such agreement, in accordance with the aforesaid AAA rules. The parties shall bear the costs of the arbitrators equally. Subject to the reasonable discretion of the arbitrators and upon good cause shown, the parties shall have the right of limited prehearing discovery, including (i) exchange of witness lists, (ii) exchange of documentary evidence and reasonably related documents, (iii) written interrogatories, and (iv) depositions under oath of any witnesses who are to be called to testify at the arbitration hearing. As soon as the discovery is concluded, the arbitrators shall hold a hearing in accordance with the aforesaid AAA rules. Thereafter the arbitrators shall promptly render a written award, together with a written opinion setting forth in reasonable detail the grounds for such award. The award shall also provide that the prevailing party shall recover its reasonable attorneys' fees and other costs incurred in the proceedings, in addition to any other relief which may be granted. Judgment may be entered in any court of competent jurisdiction to enforce the arbitral award. The duty of the parties to arbitrate any dispute hereunder shall survive expiration or termination of this Agreement for any reason. The decision of the arbitrators so appointed shall be binding and conclusive upon the parties to this Agreement. Nothing in this Section 6 shall limit the right of any party to seek or obtain appropriate injunctive or other equitable relief from any court of competent jurisdiction pending the outcome of any arbitration hereunder.

        7.      CONFIDENTIAL AND PROPRIETARY INFORMATION.

                7.1 DEFINITION OF CONFIDENTIAL AND PROPRIETARY INFORMATION. Executive hereby acknowledges that, during the Term, Executive shall or may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the Company's business (whether in existence prior to, as of or after the Effective Date, collectively "Proprietary Information"), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): inventions, processes, formulae, programs, technical data, know-how, procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors, or other customers, financial information of the Company of any nature whatsoever, or any other confidential or proprietary information relating to the Company's business. The parties hereto agree that the failure of any Proprietary Information to be marked or otherwise labeled as confidential or proprietary shall not affect its status as Proprietary Information.

                7.2 USE. Executive shall not, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or otherwise communicate, or use for his own benefit or the benefit of any other person, partnership, firm corporation or other entity, or use to the detriment of the Company, or misuse in any way, any Proprietary Information. Executive and the Company each hereby stipulates that, as between them, all Proprietary Information acquired or made, developed or conceived of in whole or part by Executive constitutes important, material and confidential



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and/or proprietary information of the Company, constitutes unique and valuable information and affects the successful conduct of the Company's business and its goodwill, and that the Company shall be entitled to recover its damages, as well as any appropriate injunctive relief, for any breach of this Section 7.

                7.3     OWNERSHIP.

                        (a) Executive hereby acknowledges and agrees that all right, title and interest in and to any Proprietary Information shall be and shall remain the exclusive property of the Company, and that any Proprietary Information which Executive acquires from the Company was received in confidence and as a fiduciary of the Company. Without limiting the foregoing, Executive hereby assigns to the Company any and all right, title and interest which Executive may have in all Proprietary Information (including, without limitation, all inventions, trade secrets, patents, copyrights and all other rights in connection therewith) made, developed or conceived of in whole or in part by Executive during the Term, subject to Section 2780 of the California Labor Code. Executive further agrees to execute and deliver any and all instruments, and to do all other things reasonably requested by the Company, both during and after the Term, in order to vest more fully in the Company all ownership rights in such Proprietary Information. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records and the like in any way relating to any Proprietary Information or the Company's business or its activities, which Executive shall prepare, use, construct, observe, process or control (collectively, the "Materials") shall be and shall remain the Company's exclusive property, and Executive hereby agrees to deliver all Materials, together with any and all copies thereof, promptly to the Company upon the termination of this Agreement for any reason.

                        (b) Without limiting any other provision set forth in this Agreement, if any Proprietary Information or Materials are protected by copyright and are deemed in any way to fall within the definition of "work made for hire," as such term is defined in 17 U.S.C. Section 101, or any successor provision thereof, such work shall be considered a "work made for hire," the copyright of which shall be owned solely, completely and exclusively by the Company. Without limiting any other provision of this Agreement, if any Proprietary Information or Materials are protected by copyright and are not considered to be included in the categories of works covered by the "work made for hire" definition contained in 17 U.S.C. Section 101, or any successor provision thereof, such items shall be deemed to be assigned and transferred completely and exclusively to the Company by virtue of Executive's execution of this Agreement.

        8.      GENERAL.

                8.1 INDEMNIFICATION. The Company shall indemnify, defend and hold harmless Executive from and against all payments, costs and expenses whatsoever (including, without limitation, reasonable attorneys' fees) which Executive may incur in connection with Executive's guaranty of any obligations of the Company in favor of Greyhound Financial Corporation or Silicon Valley Bank (unless such payments, costs and expenses are the direct result of Executive's gross negligence or willful misconduct).



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                8.2     ENTIRE AGREEMENT. This Agreement shall supersede the
Prior Agreement and sets forth the complete, final and exclusive embodiment of the entire agreement between Executive and the Company and supersedes all prior agreements or understandings between the parties, with respect to the subject matter hereof. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except in a written instrument signed by Executive and a duly authorized officer or director of the Company.

                8.3 SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the remaining terms and provisions shall be unimpaired. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

                8.4 SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of Executive's duties under this Agreement, Executive may not delegate the performance of his duties under this Agreement.

                8.5 APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

                8.6 HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                8.7 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.



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        IN WITNESS WHEREOF, the parties have duly authorized and caused this
Agreement to be executed as follows:


STUART W. CLIFTON,                      DATAWORKS CORPORATION,
AN INDIVIDUAL                           A CALIFORNIA CORPORATION


/s/ Stuart W. Clifton                   By:  /s/ Norman R. Farquhar
------------------------------               ----------------------------------
                                             Norman R. Farquhar
                                             Executive Vice President and
                                             Chief Financial Officer







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                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

        In exchange for payment to me of amounts pursuant to Section 4 of my Employment Agreement, I hereby furnish DataWorks Corporation (the "Company") with the following release and waiver:

        I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date eight days prior to the execution date of this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of California or any other jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date: __________________                 By: __________________________________
                                                     Stuart W. Clifton








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